Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

LABRANCHE & CO INC.

of

15,000,000 Shares of its Common Stock at a Purchase Price of $4.60 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 1, 2010, UNLESS THE OFFER IS EXTENDED.

LaBranche & Co Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase up to 15,000,000 shares of its common stock, par value $0.01 per share (the “common stock”), at a price of $4.60 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).

If you want to tender your shares of common stock (your “shares”) pursuant to this Offer, please follow the instructions set forth below and as further described in the applicable Letter of Transmittal that we have included with this Offer.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See “The Tender Offer—Section 7. Conditions of the Tender Offer.”

Our common stock is listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “LAB”. On January 28, 2010, the last full trading day before we announced our intention to make the Offer, the reported closing price of the shares on the NYSE was $4.18 per share. Stockholders are urged to obtain current market quotations for the shares. See “The Tender Offer—Section 8. Price Range of the Shares.”

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Depositary, or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “The Tender Offer—Section 2. “Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.” George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 shares of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See “The Tender Offer—Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

You may direct questions and requests for assistance to Morrow & Co., LLC, the information agent (the “Information Agent”) for the Offer, at the contact information set forth on the back cover page of this document. You may direct requests for additional copies of this Offer to Purchase to the Information Agent.

January 29, 2010

IMPORTANT TENDER OFFER PROCEDURES AND INSTRUCTIONS

If you desire to tender all or any portion of your shares, you should either:

(1)(a) if you hold certificates in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or

(b) if you are an institution participating in The Depository Trust Company, tender the shares in accordance with the procedure for book-entry transfer described in the section herein entitled “The Tender Offer—Section 3. Procedures for Tendering Shares”; or

(2) if you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your bank, broker, dealer, trust company or other nominee effect the transaction for you.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery described in the section herein entitled “The Tender Offer—Section 3. Procedures for Tendering Shares”.

To properly tender shares, you must validly complete the Letter of Transmittal.

Questions and requests for assistance may be directed to Morrow & Co., LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. We have also not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of our common stock and the purchase price. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares”, “stock” or “common stock”. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

LaBranche & Co Inc.

What is the Company offering to purchase?

We are offering to purchase up to 15,000,000 shares of our common stock, par value $0.01 per share. See “The Tender Offer—Section 1. Terms of the Offer.”

What will the purchase price for the shares be and what will be the form of payment?

Subject to a maximum number of shares purchased, we are offering to purchase our shares for $4.60 per share in cash.

How many shares will the Company purchase in the Offer?

We will purchase up to 15,000,000 shares in the Offer (representing approximately 29.1% of our issued shares). If fewer than 15,000,000 shares are properly tendered, we will purchase all shares that are properly tendered and not properly withdrawn. If more than 15,000,000 shares are tendered, we will purchase tendered shares on a pro rata basis, except for “odd lots” (lots held by owners of less than 100 shares), which we will purchase on a priority basis. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See “The Tender Offer—Section 7. Conditions of the Tender Offer.”

How will the Company pay for the shares?

Assuming that the maximum of 15,000,000 shares are tendered in the Offer at the purchase price of $4.60 per share, the aggregate purchase price will be approximately $69 million. We anticipate that we will pay for the shares tendered in the Offer from our available cash.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire on March 1, 2010, at 5:00 p.m., New York City time, unless we extend it. See “The Tender Offer—Section 1. Terms of the Offer.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “The Tender Offer—Section 15. Extension of the Tender Offer; Termination; Amendment.” We cannot assure you, however, that we will choose to extend the Offer, or indicate the length of any extension that we may choose to provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein), subject to applicable laws. We can also terminate the Offer prior to the Expiration Time if the conditions set forth in “The Tender Offer—Section 7. Conditions of the Tender Offer” are not met.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Tender Offer—Section 15. Extension of the Tender Offer; Termination; Amendment.”

What is the purpose of the Offer?

Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders.

The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional costs to them.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business or trading in our common stock.

•

No decrease in excess of 10% in the price of our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index shall have occurred during the Offer.

•

No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, directly or indirectly involving the United States, shall have occurred.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us or any subsidiary.

•

No one (including certain groups) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our shares, other than any person who was a holder of more than 5% of our shares prior to the date of this Offer to Purchase.

•

No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•

Our determination that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to either (i) be held of record by less than 300 persons or (ii) be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in “The Tender Offer—Section 7. “Conditions of the Tender Offer.”

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Offer that we determine that there is not a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See “The Tender Offer—Section 7. Conditions of the Tender Offer.”

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on March 1, 2010, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the Offer.

•

If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in “The Tender Offer—Section 3. Procedures for Tendering Shares.”

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in “The Tender Offer—Section 3. Procedures for Tendering Shares.”

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See “The Tender Offer—Section 3. Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Offer. In addition, holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the purchase price for the Offer, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in “The Tender Offer—Section 1. Terms of the Offer.” An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See “The Tender Offer—Section 3. Procedures for Tendering Shares.” We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

What happens if more than 15,000,000 shares are tendered pursuant to the Offer?

If more than 15,000,000 shares (or such greater number of shares as we may elect to accept for payment, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Time; and

•	second, from all other stockholders who properly tender shares, on a pro rata basis.

Because of the “odd lot” priority and proration provisions described above, we may not purchase all of the shares that you tender. See “The Tender Offer—Section 1. Terms of the Offer.”

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of these shares prior to the Expiration Time and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. “The Tender Offer—Section 1. Terms of the Offer.”

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on March 1, 2010, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. business days from the date of the commencement of the Offer if the shares have not yet been accepted for payment by us. See “The Tender Offer—Section 4. Withdrawal Rights.”

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares.” See “The Tender Offer—Section 4. Withdrawal Rights.” If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares. In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. business days from the date of the commencement of the Offer if the shares have not yet been accepted for payment by us.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, neither we nor our Board of Directors nor the Depositary, or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. We have also not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of our common stock and the purchase price. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “The Tender Offer—Section 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”

Do the directors or executive officers of the Company intend to tender their shares in the Offer?

George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 shares of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, after giving effect to the purchase of 15,000,000 shares in the Offer, including the purchase of 500,000 shares from Mr. LaBranche, the Offer will increase the proportional holdings of our directors and executive officers from approximately 11.6% of the total number of outstanding shares as of January 22, 2010, to approximately 15.0% of the total number of outstanding shares after completion of this Offer (assuming the full 15,000,000 shares are tendered in the Offer). However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See “The Tender Offer—Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

If I decide not to tender, how will the Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock and the related rights following the consummation of the Offer. However, the Offer will also have effect of reducing our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer. See “The Tender Offer—Section 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”

What is the recent market price of my shares?

On January 28, 2010, the last full trading day before we announced our intention to commence the Offer, the reported closing price of the shares quoted on the NYSE was $4.18 per share. On January 13, 2010, the day we announced our board of directors’ intent to increase the remaining availability under our share repurchase program to $100 million, the reported closing price of the shares quoted on the NYSE was $2.78 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See “The Tender Offer—Section 8. Price Range of the Shares.”

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer and our acceptance of the shares for payment. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Offer. See “The Tender Offer—Section 1. Terms of the Offer” and “—Section 5. Purchase of Shares and Payment of Purchase Price.”

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my shares?

Taxation is a complex subject and individual circumstances vary. Generally, if you are a U.S. Holder (as defined in “The Tender Offer—Section 14.—Certain Material U.S. Federal Income Tax Consequences of the Offer”), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares (including the associated rights) you tender in the Offer. The receipt of cash for your tendered shares (including the associated rights) will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment (assuming that such shares are held as capital assets) or (2) a distribution in respect of stock from the Company. See “The Tender Offer—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer.”

If you are a non-U.S. Holder (as defined in “The Tender Offer—Section 3. Procedures for Tendering Shares”), you (assuming that such shares are held as capital assets) may be subject to U.S. withholding at a rate of 30% on payments received pursuant to the Offer. You also may be subject to tax in your jurisdiction on the disposal of shares. Please consult your personal tax advisor to determine how this will apply to you. See “The Tender Offer—Section 3. Procedures for Tendering Shares” and “—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer.”

Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9 if you are a U.S. Holder. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding. See “The Tender Offer—Section 3. Procedures for Tendering Shares.”

All stockholders should review the discussion in “The Tender Offer—Section 3. Procedures for Tendering Shares” and “—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer” regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares. The above tax explanations are intended to be general information only and could change substantially based upon your personal situation.

Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

Prior to January 22, 2010, the Company had a share repurchase program that authorized us to repurchase up to $65 million of our common stock. Approximately $41.6 million of our common stock had been repurchased as of January 22, 2010, at which time our Board of Directors authorized the increase of the share repurchase program by $76.6 million to a total of $141.6 million. This increase left us with $100 million of common stock to be repurchased under the share repurchase program.

Repurchases under the program may be made in open market transactions, privately negotiated transactions, in a tender offer, Dutch auction or otherwise, in compliance with applicable state and federal securities laws. This Offer is a significant element of this share repurchase program and assuming 15,000,000 shares are repurchased in the Offer, we will have completed purchases of approximately $110.6 million of our common stock pursuant to the share repurchase program. Assuming all 15,000,000 shares are repurchased in the tender offer, the Company may repurchase up to an additional $31 million worth of our common stock following completion of this Offer under our share repurchase program.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See “The Tender Offer—Section 10. Information About LaBranche & Co Inc.”

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See “The Tender Offer—Section 5. Purchase of Shares and Payment of Purchase Price.”

To whom can I talk if I have questions?

If you have any questions regarding the Offer, please contact Morrow & Co., LLC, the Information Agent for the Offer, at (203) 658-9400 (for banks and brokers) or (800) 607-0088 (for all others). Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including any documents incorporated by reference or deemed to be incorporated by reference herein, contains “forward-looking statements.”

Words such as “believe,” “intend,” “expect,” “anticipate” and words of similar import may constitute forward-looking statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance, and since such statements involve risks and uncertainties, our actual results and performance and the performance of the financial services industry in which we operate as a whole, may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We also disclaim any obligation to update our view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of documents incorporated by reference herein.

In addition, please refer to our Current Reports on Form 8-K, dated July 21, 2009 (with respect to the information contained therein that was filed under Item 8.01 only), January 14, 2010, January 20, 2010 (with respect to the information contained therein that was filed under Item 5.02 only), January 28, 2010 and January 29, 2010, our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009, June 30, 2009 and September 30, 2009, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, in each case as filed with the U.S. Securities and Exchange Commission (the “SEC”) (Commission File No. 001-15251), each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See “The Tender Offer—Section 10. Information About LaBranche & Co Inc.” Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 15,000,000 shares at a price of $4.60 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Offer will expire at 5:00 p.m., New York City time, on March 1, 2010, unless extended.

We will purchase only shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, we may not purchase all of the shares tendered if more than the number of shares we seek are properly tendered. We will return shares that we do not purchase because of proration to the tendering stockholders at our expense promptly following the Expiration Time. See “The Tender Offer—Section 1. Terms of the Offer.”

Tendering stockholders whose shares are registered in their own names and who tender directly to BNY Mellon Shareowner Services, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 7 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, however, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in “The Tender Offer—Section 7. Conditions of the Tender Offer” of this Offer to Purchase.

Our Board of Directors has approved the Offer. However, neither we nor our Board of Directors nor the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. We have also not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of our common stock and the purchase price. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See “The Tender Offer—Section 2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans.”

George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 shares of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, after giving effect to the purchase of 15,000,000 shares in the Offer, including the purchase of 500,000 shares from Mr. LaBranche, the Offer will increase the proportional holdings of our directors and executive officers from approximately 11.6% of the total number of outstanding shares as of January 22, 2010, to approximately 15.0% of the total number of outstanding shares after completion of this Offer (assuming the full 15,000,000 shares are tendered in the Offer). However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See “The Tender Offer—Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

As of January 22, 2010, there were 51,487,523 shares of our common stock issued and outstanding. The 15,000,000 shares that we are offering to purchase hereunder represent approximately 29.1% of the total number of issued shares of our common stock as of January 22, 2010. The shares are listed and traded on the NYSE under the symbol “LAB”. On January 28, 2010, the last full trading day before we announced our intention to commence the Offer, the reported closing price of the shares quoted on the NYSE was $4.18 per share. On January 13, 2010, the day we announced our board of directors’ intent to increase our share repurchase program to $100 million, the reported closing price of the shares quoted on the NYSE was $2.78 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See “The Tender Offer—Section 8. Price Range of the Shares.”

THE TENDER OFFER

1. Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 15,000,000 shares of our common stock, or if fewer than 15,000,000 shares are properly tendered, all shares that are properly tendered and not properly withdrawn in accordance with “—Section 4. Withdrawal Rights” hereof, at a price of $4.60 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on March 1, 2010, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See “—Section 15. Extension of the Tender Offer; Termination; Amendments” hereof for a description of our right to extend, delay, terminate or amend the Offer.

In the event of an over-subscription of the Offer as described below, shares tendered will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we materially change the Offer or information concerning the Offer, we will extend the Offer to the extent required by Rules 13e–4(d)(2), 13e–4(e)(3), 13e–4(f)(1) and 14e–1(b) under the Exchange Act.

For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See “—Section 7. Conditions of the Tender Offer”.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 15,000,000 shares, or such greater number of shares as we may elect to accept for payment, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered shares on the basis set forth below:

•	First, upon the terms and subject to the conditions of the Offer, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	tenders all shares owned beneficially of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, we will purchase all other tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer may not be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in “—Section 3. Procedures for Tendering Shares.” Odd Lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than Odd Lot Holders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in “—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer,” the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. Our Board of Directors has determined that the Offer is a prudent use of our financial resources and presents an appropriate balance between meeting the needs of our business and delivering value to our shareholders.

The Offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional costs to them.

The Offer also provides our stockholders with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their shares.

Our Board of Directors has approved the Offer. Neither our management, our Board of Directors, the Depositary nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.

The purchase price being offered to stockholders for their shares does not reflect any independent valuation of our common stock. We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the purchase price or the relative values of our common stock and the purchase price. Stockholders tendering their shares may or may not receive more than or as much value as if they had chosen to keep their shares. Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held in treasury and will be available for us to issue without further stockholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, after giving effect to the purchase of 15,000,000 shares in the Offer, including the purchase of 500,000 shares from Mr. LaBranche, the Offer will increase the proportional holdings of our directors and executive officers from approximately 11.6% of the total number of outstanding shares as of January 22, 2010 to approximately 15.0% of the total number of outstanding shares after completion of this Offer (assuming the full 15,000,000 shares are tendered in the Offer). However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See “—Section 11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•

any change in our present board of directors or management (other than departures or retirements in the ordinary course of business) or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. Additionally, from time-to-time we may liquidate, merge or reorganize our subsidiaries for tax and corporate-related purposes.

3. Procedures for Tendering Shares

Valid Tender. For a stockholder to make a valid tender of shares under the Offer:

(i)	the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii)	the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in “—Section 1. Terms of the Offer.”

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares pursuant to the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided, is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plans; Stock Awards. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of the stock option plans and tender the shares received upon such exercise in accordance with the Offer. In addition, holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the purchase price for the Offer, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by the Company described in “—Section 1. Terms of the Offer.” An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders prior to the Expiration Time or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding and Withholding. Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable Treasury Regulations. Therefore, except as provided below, each tendering stockholder that is a U.S. Holder (as defined in “—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer”) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a non-U.S. Holder (as defined below) to qualify as a recipient exempt from backup withholding, that stockholder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of withholding as described below.

ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING AT A RATE EQUAL TO 28% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the Offer to a non-U.S. Holder or his or her agent will be subject to U.S. withholding tax at a rate of 30%, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the non-U.S. Holder provides the appropriate certification, as described below. For this purpose, a non-U.S. Holder is any stockholder that is not for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, and partners in such partnership, should consult their own tax advisors. A non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in “—Section 14. Certain Material U.S. Federal Income Tax Consequences of the Offer” or if such stockholder is entitled to a reduced or zero rate of withholding pursuant to an applicable income tax treaty and we withheld at a higher rate. In order to obtain a reduced or zero rate of withholding under an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other applicable Form W-8) claiming such an exemption or reduction. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary before the payment is made a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify the Depositary at (800) 662-5200. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. business days from the date of the commencement of the Offer if the shares have not yet been accepted for payment by us.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in “—Section 3. Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in “—Section 3. Procedures for Tendering Shares.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all person’s participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in “—Section 7. Conditions of the Tender Offer,” then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority and proration provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See “—Section 7. Conditions of the Tender Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering stockholder or other payee that is a U.S. Holder and that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. backup withholding at a rate equal to 28% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See “—Section 3. Procedures for Tendering Shares.” Any non-U.S. Holder will be subject to withholding at a rate of 30% on payments received pursuant to the Offer, unless the Depositary determines that a reduced or zero rate of withholding is applicable pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States and, in either case, the non-U.S. Holder provides the appropriate certification. See “—Section 3. Procedures for Tendering Shares.”

6. Conditional Tender of Shares

Conditional tenders may be rejected at the Company’s sole discretion.

7. Conditions of the Tender Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time (whether any shares have theretofore been accepted for payment) any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change in the general political, market, economic or financial conditions in the United States or abroad that we deem is reasonably likely to materially and adversely affect our business or the trading in our common stock, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•

a decrease in excess of 10% in the market price for our common stock or in the Dow Jones Industrial Average, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the S&P 500 Composite Index;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of shares of our common stock; or

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•

there has been threatened in writing, instituted, or is pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on our ability (or any affiliate of ours’ ability) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders, or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before January 28, 2010);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before January 28, 2010, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by less than 300 persons; or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction.

8. Price Range of the Shares

The shares are traded on the NYSE under the symbol “LAB”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by the NYSE based on published financial sources.

	High	Low
Fiscal 2008:
First Quarter	$6.21	$3.70
Second Quarter	8.12	4.25
Third Quarter	7.95	3.23
Fourth Quarter	6.70	2.86
Fiscal 2009:
First Quarter	$7.62	$3.41
Second Quarter	4.75	3.12
Third Quarter	4.54	3.34
Fourth Quarter	3.47	2.38
Fiscal 2010:
First Quarter (through January 28, 2010)	$4.64	$2.68

On January 28, 2010, the last full trading day before we announced our intention to commence the Offer, the reported closing price of the shares quoted on the NYSE was $4.18 per share. On January 13, 2010, the day we announced our board of directors’ intent to increase the remaining availability under our share repurchase program to $100 million, the reported closing price of the shares quoted on the NYSE was $2.78 per share. We urge stockholders to obtain a current market price for the shares before deciding whether to tender their shares.

9. Source and Amount of Funds

Assuming that 15,000,000 shares are purchased in the Offer at the purchase price of $4.60 per share, the aggregate purchase price will be approximately $69 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our existing cash on hand.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

10. Information About LaBranche & Co Inc.

We are the parent corporation of LaBranche Structured Holdings, Inc. (“LSHI”), the holding company for a group of entities that are specialists and market-makers in options, futures and exchange-traded funds, or “ETFs,” traded on various exchanges. LSHI’s subsidiaries’ generate the majority of the collective revenues of our specialist and market-making businesses.

LaBranche Financial Services, LLC (“LFS”), another of our operating subsidiaries, provides securities execution, fixed income and professional trading brokerage services to institutional investors and is a market-maker in over-the-counter, bulletin board and pink sheet securities.

We are also the sole stockholder of LABDR Services, Inc. (“LABDR”) and the sole owner of LaBranche & Co. B.V. (“BV”). LABDR provided disaster recovery services and back-up facilities to other LaBranche subsidiaries until June 2007 when it became inactive. BV represented LaBranche & Co. LLC in European markets and provided client services to LaBranche & Co. LLC’s European listed companies until June 30, 2007, when it ceased operations.

On January 22, 2010, we closed the sale of our NYSE Designated Market Maker (formerly specialist) business (“DMM”) to Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”). Barclays acquired our DMM operations for $25 million and also purchased all of our net DMM positions as of the closing date. As a result of the sale transaction, we will no longer have a $76 million net capital requirement related to the DMM operations.

We are a Delaware corporation that was incorporated in June 1999. Our principal executive offices are located at 33 Whitehall Street, New York, New York 10004, and our telephone number is (212) 425-1144. Our Internet address is www.labranche.com.

Where You Can Find More Information. We are subject to the periodic reporting and other informational requirements of the Exchange Act. We file annual, quarterly and current reports and other information with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the web site maintained by the SEC at www.sec.gov. Information about us, including our SEC filings, is also available on our Internet website at www.labranche.com. The information contained on our website is neither a part of or incorporated by reference in this prospectus or any supplement thereto.

You should rely only on the information provided in this Offer to Purchase. We have not authorized anyone else to provide you with different information. We may not make a tender offer in any jurisdiction where the tender offer is not permitted. The delivery of this Offer to Purchase does not, under any circumstances, mean that there has not been a change in our affairs since the date of this Offer to Purchase. It also does not mean that the information in this Offer to Purchase is correct after this date. Our business, prospects and consolidated financial condition may have changed since that date.

Incorporation by Reference. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of the Offer, and later information filed with the SEC will update and supersede this information. Any reports filed by us with the SEC under

Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of the Offer and prior to the date that the tender offer is terminated, will automatically update, and where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference into this Offer to Purchase.

SEC Filing (File No. 001-15251)	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2008, filed March 16, 2009

Quarterly Reports on Form 10-Q	Fiscal quarter ended: March 31, 2009, filed May 11, 2009; June 30, 2009, filed August 10, 2009; and September 30, 2009, filed November 9, 2009

Current Report on Form 8-K	Filed July 21, 2009 (with respect to the information contained therein that was filed under Item 8.01 only), January 14, 2010, January 20, 2010 (with respect to the information contained therein that was filed under Item 5.02 only), January 28, 2010 and January 29, 2010

Any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference herein.

We will provide without charge to each person, including any beneficial owner, to whom an Offer to Purchase is delivered, upon written or oral request of that person, a copy of any document incorporated by reference. Copies of these filings are available on our website at www.labranche.com. You may also request a copy of these filings (excluding exhibits), at no cost, by writing or telephoning our chief financial officer at the following address:

LaBranche & Co Inc.

33 Whitehall Street

New York, New York 10004

Attention: Chief Financial Officer

Telephone number: (212) 425-1144

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of January 22, 2010, there were 51,487,523 shares of our common stock issued and outstanding. The 15,000,000 shares that we are offering to purchase hereunder represent approximately 29.1% of the total number of issued shares of our common stock as of January 22, 2010.

As of January 22, 2010, (based on Schedule 13G and 13F information filed as of earlier dates, see the stock ownership table below), Kinetics Asset Management, Inc. and Dimensional Fund Advisors LP are the only beneficial owners known to LaBranche to hold more than 5% of our common stock, beneficially owning shares representing approximately 12.2% and 5.2%, respectively, of the total number of outstanding shares. We have no information as to whether Kinetics Asset Management, Inc. or Dimensional Fund Advisors LP will participate in the Offer. Assuming we purchase 15,000,000 shares in the Offer, and that Kinetics Asset Management, Inc. and Dimensional Fund Advisors LP do not tender any shares in the Offer, the percentage beneficial ownership of Kinetics Asset Management, Inc. and Dimensional Fund Advisors LP would be approximately 17.2% and 7.4%, respectively.

Name of Beneficial Owner	Prior to the Offer		After the Offer
	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Shares(3)	Percentage of Shares(4)
5% Stockholders:

Kinetics Asset Management Inc.(5) 470 Park Avenue New York, New York 10016	6,289,529	12.2%	17.2%

Dimensional Fund Advisors LP(6) 1299 Ocean Avenue Santa Monica, CA 90401	2,700,981	5.2%	7.4%

(1)	Based upon 51,487,523 shares of LaBranche common stock outstanding as of January 22, 2010. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities.

(2)	Subject to applicable community property laws, the person named in this table has the sole voting power with respect to all shares of common stock listed as beneficially owned by it.
(3)	Calculated based on total shares outstanding (not including treasury shares) as of January 22, 2010 (51,487,523 shares).
(4)	Calculated based on total shares outstanding (not including treasury shares) as of January 22, 2010 (51,487,523 shares) less 15,000,000 shares to be purchased in the Offer.
(5)	Based on the most recent Schedule 13G (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase and a review of a shareholder listing report provided by a third party provider.
(6)	Based on the most recent Schedule 13F (or amendments thereto) filed by such person with the SEC prior to the date of filing this Offer to Purchase and a review of a shareholder listing report provided by a third party provider.

As of January 22, 2010, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of approximately 5,989,553 shares, representing approximately 11.6% of the total number of outstanding shares. George M.L. LaBranche, IV, our Chairman, Chief Executive Officer and President has advised us that he intends to tender 500,000 of the 3,701,094 shares he beneficially owns (representing 0.9% of our outstanding shares as of January 22, 2010) in the Offer. Other than Mr. LaBranche, all of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, after giving effect to the purchase of 15,000,000 shares in the Offer, including the purchase of 500,000 shares from Mr. LaBranche, the Offer will increase the proportional holdings of our directors and executive officers from approximately 11.6% of the total number of outstanding shares as of January 22, 2010 to approximately 15.0% of the total number of outstanding shares after completion of this Offer (assuming the full 15,000,000 shares are tendered in the Offer). However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer.

As of January 22, 2010, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors and current executive officers were as appears in the second and third columns of the table below. Assuming we purchase 15,000,000 shares in the Offer and no director or executive officer other than Mr. LaBranche tenders any shares in the Offer, the percentage beneficial ownership of each director and executive officer will be approximately as appears in the last column of the table below. Unless otherwise indicated, the address of each stockholder listed in the table below is c/o LaBranche & Co Inc., 33 Whitehall Street, New York, New York 10004. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are exercisable or convertible within 60 days after January 22, 2010, are treated as outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not treated as outstanding for purposes of computing the percentage of any other person.

Name of Beneficial Owner(1)	Prior to the Offer		After the Offer
	Amount and Nature of Beneficial Ownership(2)	Percentage of Shares(3)	Percentage of Shares(4)
Directors and Executive Officers:
George M.L. (Michael) LaBranche, IV(5)	3,701,094	7.2%	8.8%
Alfred O. Hayward, Jr.(6)	1,519,675	3.0%	4.2%
Katherine Elizabeth Dietze	26,501	*	*
Donald E. Kiernan	48,745	*	*
Stuart M. Robbins(7)	32,541	*	*
William J. Burke, III	632,669	1.2%	1.7%
Jeffrey A. McCutcheon	20,235	*	*
Stephen H. Gray	11,391	*	*
All executive officers and directors as a group (8 persons)(8)	5,989,553	11.6%	15.0%

*	Less than 1% of the outstanding common stock.
(1)

Each of our managing directors at the time of our initial public offering in August 1999 entered into a stockholders’ agreement pursuant to which he or she agreed to vote his or her shares as determined by a majority of Messrs. LaBranche, Hayward and James G. Gallagher,

our former director and executive officer who retired in January 2003. Messrs. LaBranche, Hayward and Gallagher beneficially own an aggregate of 5,220,769 shares of common stock, constituting approximately 10.2% of the outstanding shares of our common stock. As a result of the stockholders’ agreement, Messrs. LaBranche, Hayward and Gallagher, acting together as a group, may be deemed to beneficially own (as of our most recent proxy statement) an aggregate of approximately 8,986,159 shares of common stock (including the 5,220,769 shares beneficially owned by them individually), constituting approximately 17.4% of the outstanding shares of our common stock. Each of Messrs. LaBranche, Hayward and Gallagher disclaims beneficial ownership of any and all shares of our common stock held by any person or entity other than him.

(2)	Subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.
(3)	Calculated based on total shares outstanding (not including treasury shares) as of January 22, 2010 (51,487,523 shares).
(4)	Calculated based on total shares outstanding (not including treasury shares) as of January 22, 2010 (51,487,523 shares) less 15,000,000 shares to be purchased in the Offer.
(5)	Includes 1,400,000 shares of common stock held by Mr. LaBranche’s wife. Also includes options to purchase 200,000 shares of our common stock which are exercisable within 60 days.
(6)	Includes options to purchase 30,000 shares of our common stock which are exercisable within 60 days.
(7)	Includes 5,000 shares held by The Robbins Family LLC, a trust for the benefit of Mr. Robbins and his family.
(8)	Includes options to purchase 230,000 shares of our common stock which are exercisable within 60 days.

Equity Incentive Plans

Equity Incentive Plan. The Company has sponsored two share-based employee incentive plans–the LaBranche & Co Inc. Equity Incentive Plan (the “1999 Plan”), which provided for grants of incentive stock options, nonqualified stock options, restricted shares of common stock, restricted stock units (“RSUs”), unrestricted shares and stock appreciation rights and the LaBranche & Co Inc. 2010 Equity Incentive Plan (the “2010 Plan”), which provides for grants of incentive stock options, nonqualified stock options, restricted shares of common stock, RSUs, unrestricted shares and stock appreciation rights.

The 1999 Plan terminated in August 2009. The rights of any person who received an option grant or grant of restricted stock units under the Plan that are currently outstanding were not affected by reason of the termination of the Plan and will continue in accordance with the terms of the award agreement (as then in effect or thereafter amended) regarding those options or restricted stock units. The Company approved the 2010 Plan on January 14, 2010, which authorizes the grant of incentive stock options, nonqualified stock options, restricted shares of common stock, RSUs, unrestricted shares and stock appreciation rights of up to 4,500,000 shares. The 2010 Plan will be proposed to the stockholders of the Company for approval in the Company’s 2010 annual meeting of stockholders.

The fair value of the restricted stock awards granted under both the 1999 Plan and the 2010 Plan was or will be determined by using the closing price of the Company’s common stock on the respective dates on which the awards was or are granted. A grant date is determined to be the date the compensation committee of the Board of Directors approved the grant, except in circumstances where the approval by the compensation committee was contingent upon a future event, such as the negotiation and execution of an employment agreement, in which case the grant date would be the date the condition is satisfied.

Incentive compensation plans. The Company’s Compensation Committee reviews and approves proposed grants of options and/or restricted stock units under our 2010 Plan, which enables us to grant awards over the life of the 2010 Plan of up to a total of 4,500,000 shares of our common stock, in order to further align our employees’ interests with the interests of our stockholders. The 1999 Plan enabled us to grant awards over the life of the 1999 Plan of up to a total of 4,500,000 shares of our common stock. In January of each year, with the advice and assistance of senior management of our subsidiaries, Messrs. LaBranche and Hayward recommend to the Compensation Committee grants of awards to certain key employees. Since 2002, under the 1999 Plan these awards have consisted only of RSUs, and not options. We anticipate that grants for the foreseeable future under the 2010 Plan will continue to consist only of RSUs, and not options. The restricted stock units generally vest in installments over a period of three years and the employee must be employed on each vesting date in order to receive his or her shares, as all unvested restricted stock units are forfeited on the date of termination. In January 2007, the Compensation Committee approved the grant of restricted stock units for 2006 representing a total of 600,000 shares of our common stock to certain key employees, including 10,000 to Mr. McCutcheon and 7,500 to Mr. Gray, as the two members of the named executive officer group who were not with us at the time of our initial public offering and thus did not own a substantial number of shares of our common stock. In January 2008, the Compensation Committee determined not to grant any restricted stock units to any employees, and in April 2008, the Compensation Committee granted an aggregate of 592,000 RSUs in connection with the entry of employment agreements with non-senior executive-level employees or as incentive compensation for other employees. No RSUs were granted to any named executive officers in 2008 or 2009, and no RSUs have been granted to date under the 2010 Plan.

Change of Control Agreements

We have entered into change in control agreements with Jeffrey A. McCutcheon, our Senior Vice President and Chief Financial Officer, and Stephen H. Gray, our General Counsel and Corporate Secretary. Each of these change in control agreements has a term that commenced on September 18, 2007, and will end upon the expiration of a 12-month period following the occurrence of a change in control (as defined in the change in control agreements).

Under these change in control agreements, in the event of a qualifying termination (as defined in the change in control agreements) prior to the end of the 12-month period after a change of control, each of these two executives would become immediately entitled to the following benefits:

(a)	a lump-sum cash payment, payable within 10 business days after the date of a qualifying termination, in an amount equal to the sum of (i) the executive’s annual base salary in effect immediately prior to the change in control or the date of the executive’s termination of employment, whichever is greater, and (ii) the annual cash bonus paid to the executive for the calendar year immediately preceding the year in which the executive’s employment with us is terminated or the aggregate cash bonus paid to the executive during the 12-month period immediately preceding the termination date of the executive’s employment with us, whichever is greater;

(b)	the executive and his family will receive continuation of group health plan benefits (including all life insurance, health, accident and liability plans and programs) to which the executive was entitled to participate in immediately prior to a qualifying termination to the extent authorized by, and consistent with, COBRA until the earlier of (i) the end of the 12-month period following the date of a qualifying termination and (ii) the executive’s employment with a new employer, with the cost of the regular premium for such benefits shared in the same relative proportion by us and the executive as in effect on the date of termination; and

(c)	reimbursement by us for reasonable legal fees incurred in seeking to obtain or enforce in good faith any right or benefit provided by the change in control agreement in the event that the executive substantially prevails in such dispute, up to a maximum of $50,000.

In order to obtain the benefits provided under the change in control agreements, each executive must first execute a release of claims with us that includes a waiver and release of any and all claims he may have against us. As of December 31, 2009, the change of control payments Messrs. McCutcheon and Gray would have received in the event of a change of control would have been $500,000 and $450,000, respectively, as well as 12 months of premiums for COBRA health insurance coverage of approximately $7,860 and $23,843, respectively.

None of Messrs. LaBranche, Hayward or Burke have any agreements relating to or requiring potential severance payments upon termination or payments upon a change in control due to their large relative ownership of our outstanding stock. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Other Agreements with our Officers and Directors

Pledge Agreement. As part of the reorganization of our firm from partnership to corporate form in connection with our initial public offering in August 1999, Messrs. LaBranche, Hayward and Burke entered into pledge agreements regarding noncompetition and other covenants. If any of Messrs. LaBranche, Hayward or Burke breaches the noncompetition or non-solicitation provisions of his agreement before the termination thereof, then he will be liable for liquidated damages in an amount equal to 75% of the aggregate value of the common stock and cash received by him from us in connection with our reorganization from partnership to corporate form in August 1999. The liquidated damages provision is guaranteed by a separate pledge agreement entered into by each of Messrs. LaBranche, Hayward and Burke that pledges a certain amount of each of their common stock.

Indemnification. Our Certificate of Incorporation, bylaws and indemnification agreements with certain of our directors and executive officers executed in connection with our initial public offering provide for indemnification and permit the advancement of legal expenses for our directors and officers in connection with certain claims against them.

Recent Securities Transactions

In the past 60 days, based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, the only transactions of our affiliates, subsidiaries, directors, or executive officers involving shares of our common stock were: (a) Mr. McCutcheon received 3,333 shares of our common stock on January 19, 2010, pursuant to the vesting of RSUs that had been granted to him in January 2007, and Mr. McCutcheon sold 1,445 shares on January 22, 2009 in order to satisfy his tax liability in connection with the vesting of his 3,333 shares and (b) Mr. Gray received 2,500 shares of our common stock on January 19, 2010, pursuant to the vesting of RSUs that had been granted to him in January 2007, and Mr. Gray sold 1,090 shares on January 22, 2009, in order to satisfy his tax liability in connection with the vesting of his 2,500 shares. Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any additional transactions involving shares of our common stock since January 22, 2010.

12. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. One of the conditions to our offer is that the purchase of shares will not result in our remaining shares being delisted from the NYSE. Based on the published guidelines of the NYSE, we do not believe that our purchase of shares pursuant to our offer will cause, and we will not purchase shares pursuant to our offer if we believe such purchase will cause, our remaining shares to be delisted. See “—Section 7. Conditions of the Tender Offer.”

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Legal Matters; Regulatory Approvals

In re NYSE Specialists Securities Litigation. On or about October 16, 2003 through December 16, 2003, four purported class action lawsuits were brought by persons or entities who purchased and/or sold shares of stocks of NYSE listed companies, including Pirelli v. LaBranche & Co Inc., et al., No. 03 CV 8264, Marcus v. LaBranche & Co Inc., et al., No. 03 CV 8521, Empire v. LaBranche & Co Inc., et al., No. 03 CV 8935, and California Public Employees’ Retirement System (CalPERS) v. New York Stock Exchange, Inc., et al., No. 03 CV 9968. On March 11, 2004, a fifth action asserting similar claims, Rosenbaum Partners, LP v. New York Stock Exchange, Inc., et al., No. 04 CV 2038, was filed in the United States District Court for the Southern District of New York by an individual plaintiff who does not allege to represent a class.

On May 27, 2004, the court consolidated these lawsuits under the caption In re NYSE Specialists Securities Litigation, No. CV 8264. The court named the following lead plaintiffs: California Public Employees’ Retirement System (“CalPERS”) and Empire Programs, Inc.

On September 15, 2004, plaintiffs filed a Consolidated Complaint for Violation of the Federal Securities Laws and Breach of Fiduciary Duty alleging that they represent a class consisting of all public investors who purchased and/or sold shares of stock listed on the NYSE from October 17, 1998 to October 15, 2003. Plaintiffs allege that we, LaBranche & Co. LLC, Mr. LaBranche, other NYSE specialist firms, including Bear Wagner Specialists LLC, Fleet Specialist, Inc., SIG Specialists, Inc., Spear, Leeds & Kellogg Specialists LLC, Performance Specialist Group, LLC and Van der Moolen Specialists USA, LLC, and certain parents and affiliates of those firms, and the NYSE, violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder by failing to disclose alleged improper specialist trading that was the subject of the specialist trading investigations described above, improperly profiting on purchases and/or sales of NYSE listed securities, and breaching and/or aiding and abetting breaches of fiduciary duty. Section 20(a) control person claims also are alleged, including against us, LaBranche & Co. LLC and Mr. LaBranche. Plaintiffs seek unspecified money damages, restitution, forfeiture of fees, commissions and other compensation, equitable and/or injunctive relief, including an accounting and the imposition of a constructive trust and/or asset freeze on trading proceeds, and attorneys’ fees and reimbursement of expenses.

On December 12, 2005, motions to dismiss were granted in part and denied in part. The court dismissed plaintiffs’ Section 10(b) and Section 20(a) claims against all defendants for conduct that occurred before January 1, 1999 and dismissed plaintiffs’ breach of fiduciary duty claims against all defendants. The court also dismissed all claims against the NYSE and certain claims against certain parents and affiliates of specialists other than LaBranche & Co. LLC.

On February 2, 2006, plaintiffs filed an Amended Consolidated Complaint for Violation of the Federal Securities Laws and Breach of Fiduciary Duty, adding Robert A. Martin as a plaintiff. This complaint is otherwise identical to plaintiffs’ Consolidated Complaint for Violation of the Federal Securities Laws and Breach of Fiduciary Duty.

On February 22, 2007, the court removed Empire Programs, Inc. as co-lead plaintiff, leaving CalPERS as the sole lead plaintiff.

On February 23, 2006, we, LaBranche & Co. LLC, Mr. LaBranche and the other defendants in the case filed answers to plaintiffs’ Amended Consolidated Complaint for Violation of the Federal Securities Laws and Breach of Fiduciary Duty, denying liability and asserting affirmative defenses.

On June 28, 2007, CalPERS moved for class certification of “[a]11 persons and entities who submitted orders (directly or through agents) to purchase or sell NYSE-listed securities between January 1, 1999 and October 15, 2003, which orders were listed on the specialists’ display book and subsequently disadvantaged by defendants,” and for the certification of CalPERS and Market Street Securities Inc. as class representatives.

On September 18, 2007, the United States Court of Appeals for the Second Circuit reinstated certain of the claims against the NYSE that previously had been dismissed.

On March 14, 2009, the court granted CalPERS’ motion for class certification.

On April 13, 2009, we, LaBranche & Co. LLC, Mr. LaBranche and the other specialist firm defendants and their affiliates filed a petition in the United States Court of Appeals for the Second Circuit, pursuant to Federal Rule of Civil Procedure 23(f), for permission to appeal the class certification order. On October 1, 2009, the United States Court of Appeals for the Second Circuit denied the petition, and, on October 21, 2009, we, LaBranche & Co. LLC, Mr. LaBranche and the other specialist firm defendants and their affiliates filed a motion for reconsideration.

On October 5, 2009, CalPERS and the NYSE informed the court that they had agreed to settle all claims against the NYSE.

We believe that the claims asserted against us by the plaintiffs in this proceeding are without merit, and we deny all allegations of wrongdoing. There can be no assurance, however, as to the outcome or timing of the resolution of this proceeding. We therefore are unable to estimate the amount or potential range of any loss that may arise out of this proceeding. The range of possible resolutions could include a determination and judgment against us or a settlement that could require a substantial payment by us that could have a material adverse effect on our financial condition, results of operations and cash flows.

In addition to the proceeding described above, we and our operating subsidiaries have been the target, from time to time, of various claims, lawsuits and regulatory actions incidental to the ordinary course of our and their respective businesses. While the ultimate outcome of those claims, lawsuits and regulatory actions that currently are pending cannot be predicted with certainty, we believe, based on our understanding of the facts of these claims, proceedings and regulatory actions, that their ultimate resolution will not, in the aggregate, have a material adverse effect on our financial condition, results of operations or cash flows.

We are not aware of any additional license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See “—Section 7. Conditions of the Tender Offer.”

14. Certain Material U.S. Federal Income Tax Consequences of the Offer

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Holders of shares, other than partnerships (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes), that are not U.S. Holders (“non-U.S. Holders”) should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnerships should consult their own tax advisors.

United States Federal Income Tax Treatment of U.S. Holders

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares (including the associated rights) for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account (i) ownership of our stock and (ii) stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares (including the associated rights) for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares (including the associated rights) exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares (including the associated rights) for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends, without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (b) it generally will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of Section 1059 of the Code in their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Any U.S. Holder that, immediately before the exchange of our shares for cash pursuant to the Offer, owned at least 5% (by vote or value) of our total outstanding shares must include a statement on or with such holder’s tax return for the taxable year of the exchange indicating the fair market value and basis of the shares transferred and the amount of cash received pursuant to the Offer.

See “—Section 3. Procedures for Tendering Shares” with respect to the application of U.S. withholding and backup withholding.

United States Federal Income Tax Treatment of Non-U.S. Holders

Gain realized by a non-U.S. Holder on a sale of shares (including the associated rights) for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “—United States Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such non-U.S. Holder), (ii) in the case of gain realized by a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a

United States real property interest as defined under Section 897 of the Code and the non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a non-U.S. Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes as defined under Section 897 of the Code at any time during the shorter of (i) the period during which the non-U.S. Holder held shares or (ii) the five-year period ending on the date the non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we are currently, or have been during the last five years, a United States real property holding corporation.

If the non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. Holder with respect to the sale of shares (including the associated rights) to us pursuant to the Offer will be treated as a distribution to the non-U.S. Holder with respect to the non-U.S. Holder’s shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under “—United States Federal Income Tax Treatment of U.S. Holders.” To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to United States federal withholding tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and we have received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

A non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of United States federal withholding tax if the non-U.S. Holder meets any of the three Section 302 tests described above under “—United States Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares (including the associated rights) pursuant to the Offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and we withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a United States permanent establishment) are not subject to United States federal withholding tax but instead are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. In that case, we will not have to withhold United States federal withholding tax if the non-U.S. Holder complies with applicable certification requirements. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares (including the associated rights) are effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal withholding and income tax to the sale of shares (including the associated rights) pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures, and the application and effect of state, local, foreign and other tax laws.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. HOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in “—Section 7. Conditions of the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in “—Section 7. Conditions of the Tender Offer” has occurred or is deemed by us to have occurred, to terminate the Offer prior to the Expiration Time and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “—Section 7. Conditions of the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent in connection with the Offer. We have also retained BNY Mellon Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “—Section 10. Information About LaBranche & Co Inc.” with respect to information concerning us.

This Offer to Purchase and accompanying Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.

January 29, 2010

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

BNY Mellon

Shareowner Services

By Mail or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Actions Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	By Facsimile Transmission: For Eligible Institutions Only: Confirm Facsimile Transmission by Telephone Only: 201-680-4860	By Hand: BNY Mellon Shareowner Services Attn: Corporate Actions Department 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokers Call: (203) 658-9400

Stockholders Call Toll-free: (800) 607-0088